Exhibit (a)(1)(A)

APRIA HEALTHCARE GROUP INC.

3 3/8% CONVERTIBLE SENIOR NOTES DUE SEPTEMBER 1, 2033
CUSIP NUMBERS: 037933AA6 and 037933AB4

COMPANY REPURCHASE NOTICE

Apria Healthcare Group Inc., a Delaware corporation (the “Company”), has issued its 3 3/8% Convertible Senior Notes due September 1, 2033 pursuant to an Indenture, dated as of August 20, 2003 as amended, (the “Indenture”), between the Company and U.S. Bank National Association, as trustee. Capitalized terms not defined herein have the meanings assigned to such terms in the Indenture.

Pursuant to Section 3.06 of the Indenture, the Company hereby gives notice to all record holders of the Notes, the Trustee and the Paying Agent, of the occurrence of a Company Repurchase Date and of the repurchase right at the option of the Noteholders arising as a result thereof, as follows:

(i) The Company Repurchase Price, excluding accrued and upaid interest, shall equal 100% of the principal amount of the Notes being repurchased.

(ii) The Conversion Rate at the time of this notice is 28.6852 shares of Common Stock per $1,000 principal amount of the Notes.

(iii) The amount of interest that will be payable with respect to the Notes on the Company Repurchase Date is $16.875 per $1,000 of principal amount of the Notes, and such interest shall be paid to the holders of record of the Notes on the applicable Regular Record Date (August 15, 2008) instead of the holders surrendering the Notes for repurchase on the Company Repurchase Date.

(iv) The Company will pay the repurchase price in cash.

(v) The Company Repurchase Date to which this Company Repurchase Notice relates is September 1, 2008.

(vi) The last date on which a holder may exercise its repurchase right is prior to 5:00 p.m., New York City time on August 29, 2008, the Business Day immediately preceding the Company Repurchase Date.

(vii) The name and address of the Paying Agent are as follows:

If by mail or overnight package:
U. S. Bank National Association
60 Livingston Ave.
St. Paul, Minnesota 55107
Attn: Specialized Finance

If by Hand
U. S. Bank National Association
60 Livingston Avenue
1st Floor — Bond Drop Window
St. Paul, MN 55107
Attention: Corporate Trust Services/Specialized Finance
Fax number 651/495- 8158
Confirmation number 1-800-934-6802
General Bondholder inquiry phone number 1-800-934-6802

(viii) Notes as to which a Company Repurchase Election has been given by the holder may be converted only if the election has been withdrawn by the holder in accordance with the terms of the Indenture; provided that the Notes are otherwise convertible in accordance with Section 15.01 of the Indenture. A form of Company Repurchase Election is attached to this Company Repurchase Notice as Exhibit A.

(ix) A holder shall have the right to withdraw any Notes surrendered prior to 5:00 p.m., New York City time, on August 29, 2008, the Business Day immediately preceding the Company Repurchase Date (or such later time as may be required by applicable law) by delivering a valid written notice of withdrawal in accordance with Section 3.08(d) of the Indenture (as described in clause (xi) below);

(x) The procedure which a holder must follow to exercise its repurchase right is as follows:

The holder must deliver to the Paying Agent, at any time after the opening of business of Paying Agent, New York City time, on August 4, 2008, the 20th Business Day preceding the Company Repurchase Date, and prior to 5:00 p.m., New York City time, on August 29, 2008, the Business Day immediately preceding the Company Repurchase Date (i) a duly completed notice (a “Company Repurchase Election”) in the form set forth on the reverse of the Note (a copy of which is attached hereto as Exhibit A) stating: (A) if certificated, the certificate numbers of the Notes which the holder will deliver to be repurchased, (B) the portion of the principal amount of the Notes that the holder will deliver to be repurchased, which portion must be $1,000 or an integral multiple thereof and (C) that such Notes shall be repurchased as of the Company Repurchase Date pursuant to the terms and conditions specified in the Notes and in the Indenture; together with (ii) delivery or book entry transfer of such Notes to the Trustee simultaneously with or at any time after delivery of the Company Repurchase Election (together with all necessary endorsements) at the Corporate Trust Office of the Trustee in the Borough of Manhattan, such delivery or transfer being a condition to the receipt by the holder of the Company Repurchase Price therefor; provided that such Company Repurchase Price shall be so paid pursuant to Section 3.06 of the Indenture only if the Notes so delivered or transferred to the Trustee shall conform in all respects to the description thereof in the related Company Repurchase Election. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repurchase shall be determined by the Company, whose determination shall be final and binding absent manifest error. Upon presentation of any Note repurchased in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the holder thereof, at the expense of the Company, a new Note or Notes, of any authorized denomination, in aggregate principal amount equal to the portion of the Notes presented not repurchased.

(xi) The procedure which a holder must follow to withdraw any surrendered Notes is as follows:

Any holder delivering to the office of the Trustee (or other Paying Agent appointed by the Company) a Company Repurchase Election shall have the right to withdraw such election at any time prior to 5:00 p.m., New York City time, on August 29, 2008, the Business Day immediately preceding the Company Repurchase Date (or such later time as may be required by applicable law) by delivery of a written notice of withdrawal to the Trustee specifying:

(i) the certificate number, if any, of the Note in respect of which such notice of withdrawal is being submitted, or the appropriate Depositary information if the Note in respect of which such notice of withdrawal is being submitted is represented by a Global Note,

(ii) the principal amount of the Note with respect to which such notice of withdrawal is being submitted, and

(iii) the principal amount, if any, of such Note which remains subject to the original Company Repurchase Election and which has been or will be delivered for repurchase by the Company.

The Trustee shall promptly notify the Company of the receipt by it of any Company Repurchase Election or written notice of withdrawal thereof.

(xii) The CUSIP numbers of the notes are 037933AA6 and 037933AB4.

(xiii) Subject to and upon compliance with the provisions of the Indenture, prior to the close of business on September 1, 2033, the holder of any Note shall have the right, at such holder’s option, to convert the principal amount of the Note, or any portion of such principal amount which is a multiple of $1,000, into fully paid and non-assessable shares of Common Stock (as such shares shall then be constituted) at the Conversion Rate in effect at such time, by surrender of the Note so to be converted in whole or in part, together with any required funds, under the circumstances described in Section 15.01 of the Indenture and in the manner provided in Section 15.02 of the Indenture. As of the time of this Company Repurchase Notice, the Notes are [not] eligible for conversion.

[Signature page follows]

APRIA HEALTHCARE GROUP INC.

By:	s /Robert S. Holcombe/
Name:     Robert S. Holcombe

Title:	Executive Vice President, General Counsel
and Secretary

Date: July 24, 2008

EXHIBIT A

COMPANY REPURCHASE ELECTION

TO: APRIA HEALTHCARE GROUP INC.

U.S. BANK NATIONAL ASSOCIATION

The undersigned registered owner of this Note hereby irrevocably acknowledges receipt of a notice from Apria Healthcare Group Inc. (the “Company”) regarding the right of holders to elect to require the Company to repurchase the Notes and requests and instructs the Company to repay the entire principal amount of this Note, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture at the price of 100% of such entire principal amount or portion thereof, together with accrued Interest to, but excluding, the Company Repurchase Date, to the registered holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be repurchased by the Company as of the Company Repurchase Date pursuant to the terms and conditions specified in the Indenture. If the Company elects to pay the Company Repurchase Price, in whole or in part, in shares of Common Stock but such portion of the Company Repurchase Price shall ultimately be paid to such holder entirely in cash because any of the conditions to payment of the Company Repurchase Price in shares of Common Stock is not satisfied prior to the close of business on the Business Day immediately preceding the Company Repurchase Date, the undersigned registered owner elects:

☐	to withdraw this Company Repurchase Election as to $ principal amount of the notes to which this Company Repurchase Election relates (Certificate Numbers:

), or
☐	to receive cash in respect of $ principal amount of the Notes to which this Company Repurchase Election relates.

Dated:

Signature(s)